Exhibit 21

                            SOLITRON DEVICES, INC.
                        SUBSIDIARIES OF THE REGISTRANT

                                             Percentage of Voting
                                             Securities Owned        State of        Active
                                             by Registrant           Incorporation   Division
                                             -------------------     -------------   --------

Registrant:

Solitron Devices, Inc.                                               Delaware        *

Subsidiaries of Registrant:

Solitron Specialty Products, Inc.            100                     Delaware
Array Devices, Inc.                          100                     California
Solidev International
  Sales Corporation                          100                     New York
Solitron International, Inc.                 100                     Virgin Islands
Solidev Warenvertriebs GmbH                  100                     Germany

All subsidiaries are included in the consolidated financial statements: Solidev, Ltd. England, and Solidev (H.K.) Ltd., Hong Kong were dissolved. All unnamed subsidiaries and other affiliates when considered in the aggregate as a single subsidiary would not constitute a significant subsidiary. As none of them are active, no separate financial statements are submitted for any subsidiary.